Filed pursuant to Rule 424(b)(3)
File No. 333-254314

TIAA REAL ESTATE ACCOUNT

SUPPLEMENT NO. 1
Dated February 11, 2022 to the Prospectus dated May 1, 2021

This prospectus supplement should be read in conjunction with the TIAA Real Estate Account’s prospectus, dated May 1, 2021, as supplemented to date, which is collectively referred to herein as the “prospectus.” This prospectus supplement is qualified in its entirety by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.
Recent transactions
The following describes property, property-related and financing transactions by the Account between April 9, 2021 and December 31, 2021. Except as noted, the expenses for operating the properties purchased are either borne or reimbursed, in whole or in part, by the property tenants, although the terms vary under each lease. The Account is responsible for operating expenses not reimbursed under the terms of a lease.
Real Estate Properties and Joint Ventures
Pacific Plaza—San Diego, CA
On April 19, 2021, the Account sold an office property located in San Diego, California for $122.0 million, realizing a loss of $28 million on the sale. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statement of Operations.
Storage Portfolio IV—Various, U.S.A.
During the period from April 27, 2021 through December 28, 2021, the Account’s Storage Portfolio IV joint venture investment, in which the Account holds a 90% interest, purchased 27 storage properties located throughout the United States for $360.1 million (the Account’s share).
Westover Town Center—San Antonio, TX
On April 30, 2021, the Account’s Juniper Medical Office Building (“MOB”) Portfolio joint venture, in which the Account holds a 50% interest, purchased an office property in San Antonio, Texas for $6.8 million (the Account’s share).
Saddleback Professional Building—Laguna Hills, CA
On May 10, 2021, the Account’s Juniper MOB Portfolio joint venture, in which the Account holds a 50% interest, purchased an office property in Laguna Hills, California for $12.3 million (the Account’s share).
The Row at the Stadium—Columbia, SC
On May 21, 2021, the Account purchased a 98.5% interest in an apartment property in Columbia, South Carolina for $54.6 million (the Account’s share).
Ascent at Windward—Alpharetta, GA
On May 26, 2021, the Account sold a small portion of land on the property to the City of Alpharetta for $0.4 million, realizing a gain of $0.1 million on the sale.
Palomino Park—Highlands, CO
On June 14, 2021, the Account sold an apartment portfolio located in Highlands, Colorado for $433.4 million, realizing a gain of $227.7 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Hendricks Gateway—Clayton, IN
On June 24, 2021, the Account purchased an industrial property in Clayton, Indiana for $101.3 million.

Bellevue Place—Nashville, TN
On July 7, 2021, the Account sold a retail property located in Nashville, Tennessee for $10.3 million, recognizing a gain of $2.5 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Florida Retail Portfolio—Palm Harbor, FL
On July 9, 2021, the Account sold a retail property held in the Florida Retail Portfolio joint venture investment, in which the Account has an 80% interest, for $19.7 million (the Account’s share), recognizing a loss of $2.5 million on the sale. The majority of the realized loss was previously recognized as unrealized losses in the Account’s Consolidated Statement of Operations.
Woodstock Square—Woodstock, GA
On July 14, 2021, the Account sold a retail property located in Woodstock, Georgia for $37.5 million, recognizing a gain of $2.9 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Audubon MOB—Colorado Springs, CO
On July 27, 2021, the Account’s Juniper MOB Portfolio joint venture, in which the Account holds a 50% interest, purchased an office property in Colorado Springs, Colorado for $4.6 million (the Account’s share).
Port St. Lucie—Port St. Lucie, FL
On July 28, 2021, the Account purchased land located in Port St. Lucie, Florida for $13.6 million.
I-35 Logistics Center—Fort Worth, TX
On August 2, 2021, the Account sold a portion of land in Fort Worth, Texas for $15.2 million, realizing a gain of $6.7 million on the sale. The majority of the gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Newnan Pavilion—Newnan, GA
On August 5, 2021, the Account sold a retail property located in Newnan, Georgia for $41.3 million, realizing a gain of $0.7 million on the sale. The majority of the gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
The Forum at Carlsbad—Carlsbad, CA
On August 27, 2021, the Account sold a retail property located in Carlsbad, California for $178.8 million, realizing a loss of $15.1 million on the sale. The majority of the loss was previously recognized as unrealized losses in the Account’s Consolidated Statement of Operations.
Forum at Carlsbad—Carlsbad, CA
On August 27, 2021, the Account purchased a 50% interest in a retail property located in Carlsbad, California for $92.9 million (the Account’s share).
735 Watkins Mill—Gaithersburg, MD
On October 1, 2021, the Account purchased a 50% interest in land located in Gaithersburg, Maryland for $5.9 million.
1500 Owens—San Francisco, CA
On October 5, 2021, the Account sold a 49.9% interest in an office property located in San Francisco, California for $81.7 million (the Account’s share), realizing a gain of $7.7 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
409-499 Illinois—San Francisco, CA
On October 5, 2021, the Account sold a 40% interest in an office property located in San Francisco, California for $253.9 million (the Account’s share), realizing a gain of $51.7 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.

Weston Business Center E&F—Weston, FL
On October 14, 2021, the Account purchased an industrial property located in Weston, Florida for $110.0 million.
Dry Creek MOB—Englewood, CO
On October 21, 2021, the Account’s Juniper MOB Portfolio joint venture, in which the Account holds a 50% interest, purchased an office property in Englewood, Colorado for $11.5 million (the Account’s share).
Castleforbes—North Docks, Dublin, Ireland
On November 15, 2021, the Account purchased a 51% interest in developable land located in North Dock, Dublin for $34.7 million (the Account’s share).
Hudson Woodstock—Woodstock, GA
On November 17, 2021, the Account purchased an apartment property located in Woodstock, Georgia for $147.6 million.
AmpliFi—Fullerton, CA
On December 1, 2021, the Account purchased an apartment property located in Fullerton, California for $168.2 million.
Sonterra Medical Park—San Antonio, TX
On December 10, 2021, the Account’s Juniper MOB Portfolio joint venture, in which the Account holds a 50% interest, purchased an office property in San Antonio, Texas for $21.0 million (the Account’s share).
Jackson Shaw Forward Portfolio—Woodstock, GA
On December 15, 2021, the Account purchased an industrial portfolio located in San Antonio, Texas for $27.0 million.
Fort Point Creative Exchange Portfolio—Boston, MA
On December 15, 2021, the Account sold an office property held in the Fort Point Creative Exchange Portfolio located in Boston, Massachusetts for $72.7 million, realizing a gain of $22.4 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Eisenhower Crossing—Macon, GA
On December 20, 2021, the Account sold a retail property located in Macon, Georgia for $11.4 million, realizing a gain of $0.8 million on the sale. The majority of the the unrealized gain was recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Seavest MOB Portfolio—Various, U.S.A.
During the period from December 22, 2021 through December 29, 2021, the Account’s Seavest MOB Portfolio joint venture investment, in which the Account holds a 98.3% interest, purchased 11 office properties located throughout the United States for $414.0 million (the Account’s share).
225 Binney Street—Cambridge, MA
On December 23, 2021, the Account sold its 70% interest in an office property located in Cambridge, Massachusetts for $330.4 million (the Account’s share), realizing a gain of $140.3 million on the sale. The majority of the realized gain was previously recognized as unrealized gains in the Account’s Consolidated Statement of Operations.
Common Street Professional Building—New Braunfels, TX
On December 29, 2021, the Account’s Juniper MOB Portfolio joint venture, in which the Account holds a 50% interest, purchased an office property in New Braunfels, Texas for $4.4 million (the Account’s share).
Sonterra Medical IV—San Antonio, TX
On December 29, 2021, the Account’s Juniper MOB Portfolio joint venture, in which the Account holds a 50% interest, purchased an office property in San Antonio, Texas for $3.1 million (the Account’s share).

Loans Receivable
Exo Apartments—Reston, VA
On May 6, 2021, the Account the Account sold its $101.6 million senior mezzanine note receivable.
The Stratum—Austin, TX
On May 6, 2021, the Account entered into a $53.0 million mezzanine loan receivable secured by the borrower’s ownership interest in an office property in Austin, Texas. The loan has an interest rate of 3.15% + LIBOR and a maturity date of March 9, 2024.
Rosemont Towson—Towson, MD
On May 7, 2021, the borrower paid off the $20.8 million mezzanine loan.
Spring House Innovation Park—Lower Gwynedd, PA
On June 15, 2021, the Account entered into a $61.3 million mezzanine loan receivable secured by the borrower’s ownership interest in an office property in Gwynedd, Pennsylvania. The loan has an interest rate of 3.15% + LIBOR and a maturity date of July 9, 2024.
State Street Financial Center—Boston, MA
On June 24, 2021, the Account sold its $125.0 million mezzanine note receivable.
Reserve at Chino Hills—Chino Hills, CA
On July 29, 2021, the Account entered into a $88.0 million mezzanine loan receivable secured by the borrower’s ownership interest in an apartment property in Chino Hills, California. The loan has an interest rate of 2.40% + LIBOR and a maturity date of August 9, 2025.
Modera Observatory—Denver, CO
On August 10, 2021, the borrower paid off the $20.0 million mezzanine loan.
Sixth & Main—Portland, OR
On October 20, 2021, the Account entered into a $67.4 million mezzanine loan receivable secured by the borrower’s ownership interest in an office property in Portland, Oregon. The loan has an interest rate of 3.85% + LIBOR and a maturity date of November 9, 2025.
Financings
The Stratum—Austin, TX
On July 14, 2021, the Account entered into a new loan with a principal amount of $39.7 million, secured by a debt asset. The loan has an interest rate of 2.45% and a maturity date of May 9, 2024.
The Forum at Carlsbad—Carlsbad, CA
On August 27, 2021, concurrent with the sale of a retail property, the Account extinguished an $82.8 million mortgage loan associated with the property.
Forum at Carlsbad—Carlsbad, CA
On August 27, 2021, concurrent with the purchase of a retail property, the Account entered into a $57.0 million mortgage loan (the Account’s share). The interest rate on the loan is 3.0% + LIBOR, with a maturity date of September 9, 2024.
Ascent at Windward
On October 1, 2021, the Account extinguished a $34.6 million mortgage loan associated with the property.
The Palantine—Arlington, VA
On October 11, 2021, the Account extinguished a $73.2 million mortgage loan associated with the property.
Spring House Innovation Park—Lower Gwynedd, PA
On November 23, 2021, the Account entered into a new loan with a principal amount of $40.2 million, secured by a debt asset. The loan has an interest rate of 1.25% + LIBOR and a maturity date of July 9, 2024.
Reserve at Chino Hills—Washington, D.C.
On November 12, 2021, the Account entered into a new loan with a principal amount of $68.2 million, secured by a debt asset. The loan has an interest rate of 1.50% + LIBOR and a maturity date of August 9, 2025.

Sixth & Main—Portland, OR
On December 8, 2021, the Account entered into a new loan with a principal amount of $40.4 million, secured by a debt asset. The loan has an interest rate of 1.87% + LIBOR and a maturity date of November 9, 2025.
Seavest MOB Portfolio, Grandview Physicians Plaza—Birmingham, AL
On December 22, 2021, concurrent with the purchase of a medical office building portfolio, the Account assumed a $35.2 million mortgage loan (the Account’s share) associated with an office property located in Birmingham, Alabama. The loan has an interest rate of 1.50% + LIBOR and a maturity date of November 16, 2023.
Seavest MOB Portfolio, Arapahoe Medical Plaza I and II—Littleton, CO
On December 22, 2021, concurrent with the purchase of a medical office building portfolio, the Account assumed a $15.6 million mortgage loan (the Account’s share) associated with two office properties located in Littleton, Colorado. The loan has an interest rate of 1.95% + LIBOR and a maturity date of March 5, 2026.
Seavest MOB Portfolio, Lincoln Court Medical Pavilion—Littleton, CO
On December 22, 2021, concurrent with the purchase of a medical office building portfolio, the Account assumed a $1.8 million mortgage loan (the Account’s share) associated with an office property located in Littleton, Colorado. The loan has an interest rate of 2.35% + LIBOR and a maturity date of October 15, 2022.
Seavest MOB Portfolio, Kirkwood Professional Plaza—Dearborn, MI
On December 28, 2021, concurrent with the purchase of a medical office building portfolio, the Account assumed a $22.1 million mortgage loan (the Account’s share) associated with an office property located in Dearborn, Michigan. The loan has an interest rate of 4.87% and a maturity date of November 30, 2027.
Seavest MOB Portfolio, NYU Medical Plaza—Bethpage, NY
On December 28, 2021, concurrent with the purchase of a medical office building portfolio, the Account assumed a $11.8 million mortgage loan (the Account’s share) associated with an office property located in Bethpage, New York. The loan has an interest rate of 2.50% + LIBOR and a maturity date of December 22, 2026.
Seavest MOB Portfolio, AHN—Various, PA
On December 28, 2021, concurrent with the purchase of a medical office building portfolio, the Account assumed a $66.1 million mortgage loan (the Account’s share) associated with four office properties located in Pennsylvania. The loan has an interest rate of 2.70% + LIBOR and a maturity date of September 29, 2025.
Seavest MOB Portfolio, Loker Medical Arts Pavilion—Los Angeles, CA
On December 29, 2021, concurrent with the purchase of a medical office building portfolio, the Account assumed a $12.7 million mortgage loan (the Account’s share) associated with an office property located in Los Angeles, California. The loan has an interest rate of 2.10% + LIBOR and a maturity date of June 14, 2024.

5 A41184 (2/22)